Exhibit (d)(2)(i)

AMENDED AND RESTATED EXHIBIT A – FUNDS AND MANAGEMENT FEES

Pursuant to Section 4(a) of the Management Agreement, the Trust shall pay to NTI a fee at the annual rate calculated as a percentage of each Fund’s assets as set forth below:

EXHIBIT A

FUNDS AND MANAGEMENT FEES

	Fund Name	Unitary Management Fee in basis points (as a percentage of Fund’s average daily net assets)
1.	Northern Trust Short-Term Tax-Exempt Bond ETF	5.00
2.	Northern Trust Intermediate Tax-Exempt Bond ETF	5.00
3.	Northern Trust Tax-Exempt Bond ETF	5.00
4.	Northern Trust 2030 Inflation-Linked Distributing Ladder ETF	10.00
5.	Northern Trust 2035 Inflation-Linked Distributing Ladder ETF	10.00
6.	Northern Trust 2045 Inflation-Linked Distributing Ladder ETF	10.00
7.	Northern Trust 2055 Inflation-Linked Distributing Ladder ETF	10.00
8.	Northern Trust 2030 Tax-Exempt Distributing Ladder ETF	18.00
9.	Northern Trust 2035 Tax-Exempt Distributing Ladder ETF	18.00
10.	Northern Trust 2045 Tax-Exempt Distributing Ladder ETF	18.00
11.	Northern Trust 2055 Tax-Exempt Distributing Ladder ETF	18.00
12.	Northern Trust US Equity ETF	8.00

NORTHERN FUNDS	NORTHERN TRUST INVESTMENTS, INC.

By: /s/ Kevin P. O’Rourke	By: /s/ Randal E. Rein
Name: Kevin P. O’Rourke	Name: Randal E. Rein
Title: President	Title: Senior Vice President
Date: February 19, 2026	Date: February 19, 2026